Exhibit 23.3

PetroTechnical Services
Division of Schlumberger Technology Corporation

4600 J Barry Court
Suite 200
Canonsburg, PA 15317 USA
Tel: 724-416-9700
Fax: 724-416-9705

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
PetroTechnical Services Division of Schlumberger Technology Corporation consents to the incorporation by reference in this Registration Statement on Form S-8 of information contained in our reports, as of 31 December 2013, 2012 and 2011, setting forth the estimates of revenues from the oil and gas reserves of Quicksilver Resources Inc. and its subsidiaries appearing in the Annual Report on Form 10-K, of Quicksilver Resources Inc. for the year ended 31 December 2013.

PETROTECHNICAL SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION
/s/ Charles M. Boyer
Charles M. Boyer II, PG, CPG
Northeast Basin Business Manager
Advisor Unconventional Reservoirs

12 March 2014